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                                                                    EXHIBIT 11.1


SPECTRX, INC.
COMPUTATION OF LOSS PER SHARE

(in thousands, except per share data)



                                                       YEAR END
                                                     DECEMBER 31
                                                   1999         2000
                                                  -------     --------
Loss available to common shareholders.........    (6,552)      (6,662)

Weighted average Common Stock outstanding
  during the period...........................     8,033        8,429
                                                  ------       ------
Basic and Diluted
Loss per Share Basic and Diluted..............    $(0.82)      $(0.79)
